Exhibit 99.1

Senetek PLC Announces Settlement of Lawsuit Against OMP, Inc.

NAPA, Calif., March 29, 2004 / PRNewswire-First Call/ — Senetek PLC (Nasdaq: SNTK - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced that it has settled a litigation that was pending between Senetek and its former Kinetin licensee, OMP, Inc. Under the terms of the settlement, Senetek will grant OMP an ongoing non-exclusive right to market and sell products under the Obagi brand containing a specific range of Kinetin concentration, limited to its existing channels of trade in Japan, until the last of Senetek’s patents has expired. Senetek will receive an up front payment of $1.5 million and up to an additional $500,000 based on future sales in Japan of skin care products containing Kinetin under the Obagi name. Payment of the $1.5 million is due within the next five business days, with the balance expected to be paid quarterly over the next 18 to 30 months. A related lawsuit that Senetek had filed against Rohto Pharmaceuticals Ltd. also is being dismissed as part of the settlement.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skincare products primarily addressing photoaging and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in treating the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals International (formerly ICN), The Body Shop and Revlon. Senetek recently announced uniformly positive results from its long-term laboratory study of Zeatin, a patented, naturally occurring analogue of Kinetin, and announced plans to promptly begin pre-clinical testing of this new compound. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and with Beiersdorf AG, Hamburg, to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those indicating Senetek’s expectation of payments in connection with the litigation settlement described above, and those that might imply successful pre-clinical and clinical trials of Zeatin and its future commercial potential, and successful evaluation and development of new compounds in collaboration with the Institute of Experimental Botany and Beiersdorf AG. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2002 and will be described in the Company’s Annual Report on Form 10-K to be filed for the year 2003. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.